Exhibit 23.1

KPMG LLP

Suite 4000

1735 Market Street

Philadelphia, PA 19103-7501

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 25, 2026, with respect to the consolidated financial statements of TELA Bio, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 10, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.